UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[   ] Preliminary Information Statement
[X] Definitive Information Statement
[   ] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

True Drinks Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)   Aggregate number of securities to which transaction applies:
(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[  ] Fee previously paid with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

2 Park Place, Suite 1200
Irvine, California 92614
Tel. (949) 203-3500
Fax (949) 825-5995

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
A MAJORITY OF THE OUTSTANDING VOTING STOCK OF TRUE DRINKS HOLDINGS, INC.

October 4, 2018

Dear True Drinks Holdings, Inc. Stockholder:

The enclosed Information Statement is being distributed to the holders of record of shares of common stock, par value $0.001 per share (“Common Stock”), Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of True Drinks Holdings, Inc., a Nevada corporation (the “Company” or “we”), as of the close of business on August 29, 2018 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent by the holders of a majority of our outstanding voting stock. The enclosed Information Statement shall be considered the notice required under Section 78.370 of the Nevada Revised Statues.

The following action was authorized by written consent of a majority of our outstanding voting stock (the “Written Consent”):

●
Approval of an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (“Charter”), (the “Amendment”) to increase the total number of shares of Common Stock authorized for issuance thereunder from 300.0 million shares to 7.0 billion shares.

The Written Consent constitutes the only stockholder approval required under the Nevada Revised Statues, our Charter and our Bylaws to approve the Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The Amendment will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN, PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: The Information Statement is available at: http://www.proxyconnect.com/truedrinks. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: 2 Park Plaza, Suite 1200, Irvine, California 92614, Attention: Principal Executive Officer.

By order of the Board of Directors,

/s/ Robert Van Boerum

Robert Van Boerum
Principal Executive Officer

Irvine, California
October 4, 2018

2 Park Plaza, Suite 1200
Irvine, California 92614
Tel. (949) 203-3500
Fax (949) 825-5995
_____________________________________________________________________________________________

INFORMATION STATEMENT
_____________________________________________________________________________________________

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

INTRODUCTION

This Information Statement advises stockholders of the approval by the Company’s Board of Directors, and by the holders a majority of the Company’s voting stock acting by written consent, of an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Charter”), to increase the total number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), authorized for issuance thereunder from 300.0 million shares to 7.0 billion shares (the “Amendment”). A copy of the Amendment is attached to this Information Statement as Appendix A.

The increase of the Company’s authorized shares of Common Stock will become effective upon the filing of the Amendment with the Nevada Secretary of State, which filing will occur no less than 20 days after the date this Information Statement is first mailed to or otherwise delivered to our stockholders of record as of the close of business on August 29, 2018 (the “Record Date”).

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present consent to such action in writing. Accordingly, approval of the Amendment required the affirmative vote or written consent of a majority of our issued and outstanding voting stock, including our Common Stock, Series B Convertible Preferred Stock (“Series B Preferred”), Series C Convertible Preferred Stock (“Series C Preferred”) and Series D Convertible Preferred Stock (“Series D Preferred”). On the Record Date, the Company had 236,165,177 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, 1,285,585 shares of Series B Preferred issued and outstanding with the holders thereof being entitled to cast 16 votes for every share of Series B Preferred held, 105,704 shares of Series C Preferred and 34,250 shares of Series D Preferred issued and outstanding with the holders thereof being entitled to cast approximately 4,000 votes for every share of Series C Preferred and/or Series D Preferred held.

Our Board of Directors unanimously adopted resolutions approving the Amendment on August 22, 2018, subject to stockholder approval, and on August 20, 2018, we received written consents approving the Amendment from holders of our Common Stock, Series C Preferred and Series D Preferred holding shares equal to approximately 73.8% of our outstanding voting stock as of the Record Date.

Accordingly, we have obtained all corporate approvals required for the Amendment. We are not seeking written consent of the Amendment from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the Amendment. This Information Statement is furnished solely for the purposes of advising stockholders of the action approved by written consent and giving stockholders notice of the Amendment and forthcoming increase of our authorized Common Stock, as required by the Nevada Revised Statutes and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As the Amendment was approved by written consent of the holders a majority of the Company’s voting stock as of the Record Date, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State. The Amendment will become effective upon such filing, and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

The Company’s authorized capital stock currently consists of 300.0 million shares of Common Stock, and 5.0 million shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 2.75 million shares have been designated as Series B Preferred, 200,000 shares have been designated as Series C Preferred and 50,000 shares have been designated as Series D Preferred. Based on the number of shares, options, warrants and convertible notes outstanding as of the Record Date, there were: (i) 236,165,177 outstanding shares of Common Stock; (ii) 1,285,585 shares of Series B Preferred convertible into approximately 20.6 million shares of Common Stock; (iii) 105,704 shares of Series C Preferred convertible into approximately 422.8 million shares of Common Stock; (iv) 34,250 shares of Series D Preferred convertible into 137.0 million shares of Common Stock; (v) 1.5 million shares of Common Stock reserved for issuance as restricted stock awards under our 2013 Stock Incentive Plan (the “2013 Plan”); (vi) approximately 91.8 million shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued under the 2013 Plan; (vii) outstanding warrants to purchase approximately 10.9 million shares of Common Stock; and (viii) approximately 162.8 million shares of Common Stock issuable upon conversion of outstanding convertible promissory notes.

In addition, as further described below, the Company currently has an obligation to issue to Red Beard Holdings, LLC (“Red Beard”), approximately 348.4 million shares after the Amendment takes effect as consideration for the guarantee of the Company’s obligations under a settlement agreement between the Company and its previous contract bottling manufacturer by an affiliate of Red Beard (the “Guarantee Shares”). As a result, there are approximately 1,431.8 million shares issued and outstanding, or required to be issued upon the filing of the Amendment with the Nevada Secretary of State, assuming conversion and exercise of all outstanding derivative securities and issuance of the Guarantee Shares.

Common Stock

As of the Record Date, there were 236,165,177 shares of Common Stock issued and outstanding. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of Common Stock are entitled to receive, ratably, any dividends that may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, holders of our Common Stock are entitled to receive, ratably, the Company’s net assets available after the payment of all debts and other liabilities, and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is currently authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5.0 million shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

As of the Record Date, we had three outstanding series of Preferred Stock, Series B Preferred, Series C Preferred and Series D Preferred. Below is a summary of the terms of each outstanding series of Preferred Stock. For a full description of the rights and preferences associated with each series of Preferred Stock, please refer to the Series B Certificate of Designation, Series C Certificate of Designation and the Series D Certificate of Designation (each defined below), each available as an exhibit to our filings with the Securities and Exchange Commission (the “SEC”).

Series B Convertible Preferred Stock

In November 2013, the Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) was filed with the Nevada Secretary of State, and subsequently amended and restated in February 2015, in order to designate 2.75 million shares of our Preferred Stock as Series B Preferred. The following summarizes the current rights and preferences of the Series B Preferred:

Rank.  The Series B Preferred ranks senior to our Common Stock, and on parity with the Series C Preferred and Series D Preferred.

Dividends.  Holders of the Series B Preferred are entitled to receive cumulative dividends at the rate per share of 5% per annum, which dividends are currently payable in either cash or shares of Common Stock.

Voting Rights. Subject to certain restrictions in the Series B Certificate of Designation, the holders of the Series B Preferred are entitled to vote alongside holders of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series B Preferred ($4.00 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including holders of our Common Stock. If the assets of the Company are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.25 per share (the “Series B Conversion Shares”). The Company has the option to require the conversion of the Series B Preferred into Series B Conversion Shares in the event the daily trading volume of the Company’s Common Stock, divided by the closing price, equals at least $250,000 for 20 consecutive trading days and the average closing price of the Company’s Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series C Convertible Preferred Stock

In February 2015, the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) was first filed with the Nevada Secretary of State, and later amended and restated in March 2015, August 2015, amended in November 2015, and amended and restated April 2016, in order to designate 200,000 shares of our preferred stock as Series C Preferred. The following summarizes the current rights and preferences of the Series C Preferred:

Rank. The Series C Preferred ranks senior to our Common Stock, and on parity with the Series B Preferred and Series D Preferred.

Voting Rights. The holders of the Series C Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation. Upon any Liquidation, the holders of Series C Preferred are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series C Preferred ($100 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including the Common Stock. If the Company’s assets are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series C Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series C Preferred is currently convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.025 per share (the “Series C Conversion Shares”). The Company has the option to require the conversion of the Series C Preferred into Series C Conversion Shares in the event the average closing price of the Company’s Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series C Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series C Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series D Convertible Preferred Stock

In January 2017, the Certificate of Designation, Preferences, Rights and Limitations of the Series D Convertible Preferred Stock (the “Series D Certificate of Designation”) was first filed with the Nevada Secretary of State to designate 50,000 shares of our preferred stock as Series D Preferred. The following summarizes the current rights and preferences of the Series D Preferred:

Rank. The Series D Preferred ranks senior to our Common Stock, and on parity with the Series B Preferred and Series C Preferred.

Voting Rights. The holders of the Series D Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation. Upon any Liquidation, the holders of Series D Preferred are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series D Preferred ($100 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including the Common Stock. If the Company’s assets are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series D Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series D Preferred is convertible, at the option of the holder after the Amendment goes into effect, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.025 per share (the “Series D Conversion Shares”). The Company has the option to require the conversion of the Series D Preferred into Series D Conversion Shares in the event the average closing price of the Company’s Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series C Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series D Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

AMENDMENT TO OUR CHARTER

Purpose of and Rationale for the Amendment

We are currently authorized to issue a total of 300.0 million shares of Common Stock. Of this amount, 236,165,177 shares of Common Stock were outstanding as of the Record Date. In addition to the shares of Common Stock issued and outstanding, we are required to reserve sufficient shares of Common Stock for issuance upon conversion or exercise of our outstanding convertible securities, including outstanding shares of our Series B Preferred, Series C Preferred, Series D Preferred, convertible promissory notes, stock options, warrants, and certain transactions entered into as a part of our recent settlement with our previous contract bottling manufacturer, as further described below.

Shares Issuable Upon Conversion of Outstanding Shares of Series B Preferred, Series C Preferred, and Series D Preferred

In November 2013, February 2016 and January 2017, the Company filed the Series B Certificate of Designations, the Series C Certificate of Designations, and the Series D Certificate of Designations with the Nevada Secretary of State to designate 2.75 million, 200,000, and 50,000 shares of Preferred Stock as Series B Preferred, Series C Preferred, and Series D Preferred, respectively (together, the “Certificates of Designation”).

The Series C Certificate of Designations provides each holder of Series C Preferred with the option to convert their shares into Series C Conversion Shares at any time provided there are sufficient authorized but unissued shares of Common Stock (which have not otherwise been reserved or committed for issuance) to permit the conversion of all the shares of Series C Preferred into Series C Conversion Shares. In addition, the Series D Certificate of Designation provides each holder of Series D Preferred with the option to convert their shares into Series D Conversion Shares, but only following the expiration of the 20-day calendar day period set forth in Rule 14c-2(b) under the Exchange Act, commencing upon the distribution of an Information Statement on Schedule 14C to the Company’s stockholders notifying stockholders of the approval of an amendment to the Company’s Charter, to increase the shares of Common Stock authorized for issuance under the Charter so as to allow the Company to reserve a sufficient number of shares of Common Stock for issuance as Series D Conversion Shares.

Currently, there are 105,704 and 34,250 shares of Series C Preferred and Series D Preferred issued and outstanding, respectively, which shares, after adjustments to the conversion price thereof set forth in their respective Certificates of Designation, may be converted into an aggregate total of approximately 422,800,000 Series C Conversion Shares and 137,000,000 Series D Conversion Shares. As of the date of this Information Statement, shares of Series C Preferred and Series D Preferred are not yet eligible for conversion, as the Company has been unable to reserve a sufficient number of shares of Common Stock for issuance as Series C Conversion Shares and Series D Conversion Shares.

Issuances Pursuant to the Bottling Settlement

On October 9, 2015, True Drinks, Inc. (“True Drinks”), a wholly owned subsidiary of the Company, entered into a bottling agreement (the “Bottling Agreement”) with its contract bottling manufacturer (“Bottler”). Concurrently, an affiliate of Red Beard executed a personal guaranty of True Drinks’ obligations under the Bottling Agreement in an amount not to exceed $10.0 million (the “Affiliate Guaranty”). On October 19, 2017, True Drinks received a notice of breach under the Bottling Agreement for, among other things, failure to pay certain amounts due thereunder, which failure resulted in an event of default.

On April 5, 2018 (the “Effective Date”), True Drinks agreed to terminate the Bottling Agreement and settled all amounts due the Bottler under the terms of the Bottling Agreement (the “Settlement”). As of the Effective Date, the damage amount claimed by the Bottler under the Bottling Agreement was $18,480,620, which amount consisted of amounts due to the Bottler for product as well as amounts due for True Drink’s failure to meet certain minimum requirements under the Bottling Agreement (the “Outstanding Amount”). Concurrently, an affiliate of Red Beard and the Bottler agreed to terminate the Affiliate Guarantee (the Bottling Agreement and the Affiliate Guaranty are hereinafter referred to as the “2015 Agreements”).

Under the terms of the Settlement, in exchange for the termination of the 2015 Agreements, the Bottler agreed to accept, among other things: (i) a promissory note in the principal amount of $4,644,906 (the “Principal Amount”), with a 5% per annum interest rate, to be compounded, annually (“Note One”), (ii) a promissory note with a principal amount equal to the Outstanding Amount (“Note Two”), and (iii) a cash payment of $2,185,158 (the “Cash Payment”).

The Principal Amount and all interest payments due under Note One shall be due and payable to the Bottler in full on or before the December 31, 2019 (the “Note Payment”). True Drinks, the Company and Red Beard are each jointly and severally responsible for all amounts due under Note One; provided, however, that in the event of a Change in Control Transaction, as defined in Note One, Red Beard will be the sole obligor for any amounts due under Note One.

Note Two shall have no force or effect except under certain conditions and shall be reduced by any payments made to the Bottler under the terms of the Settlement. True Drinks and the Company shall be jointly and severally responsible for all amounts due, if any, under Note Two, which shall automatically expire and terminate on December 31, 2019.

In consideration for the guarantee of the Company’s obligations in connection with the Settlement, including as a joint and several obligor under the terms of Note One, the Company is obligated to issue Red Beard 348,367,950 shares of the Company’s Common Stock (the “Guarantee Shares”), which Guarantee Shares shall be issued at such time as the Amendment is filed with the Nevada Secretary of State, but in no event later than September 30, 2018. As a condition to the Company’s obligation to issue the Guarantee Shares, Red Beard did, and caused its affiliates to, execute a written consent of stockholders to approve the Amendment, and to take such other action as reasonably requested by the Company to effect the Amendment.

In connection with the Settlement, and in order to make the Cash Payment described above, the Company issued the Red Beard Note to Red Beard, which Red Beard Note accrues interest at a rate of 5% per annum. In May 2018, as a result of the sale to Red Beard of the Company’s remaining AquaBall® inventory, the principal amount of the Red Beard Note was reduced by the Purchase Price.

Pursuant to the terms of the Red Beard Note, Red Beard shall have the right, at its sole option, to convert the outstanding balance due into that number of fully paid and non-assessable shares of the Company’s Common Stock equal to the outstanding balance divided by $0.005 (the “Conversion Option”); provided, however, that the Company shall have the right, at its sole option, to pay all or a portion of the accrued and unpaid interest due and payable to Red Beard upon its exercise of the Conversion Option in cash. Such Conversion Option shall not be exercisable unless and until such time as the Company has filed the Amendment with the Nevada Secretary of State.

All outstanding principal and interest due under the terms of the Red Beard Note shall be due and payable to Red Beard in full on or before December 31, 2019, and is secured by a continuing security interest in substantially all of the Company’s assets.

Although each of these issuances provided the Company with working capital and, in the case of the Settlement, allowed the Company to terminate the Bottling Agreement, the Company is currently obligated to reserve shares of Common Stock in excess of the amount currently authorized under our Charter. As of the Record Date, the Company was obligated to reserve the following shares of Common Stock:

●
20,569,360 shares of Common Stock as Series B Conversion Shares;
●
422,816,000 shares of Common Stock as Series C Conversion Shares
●
137,000,000 shares of Common Stock as Series D Conversion Shares;
●
10,892,159 shares of Common Stock reserved for future issuance upon exercise of outstanding warrants, including all issued Series C Warrants;
●
162,777,456 shares of Common Stock issuable upon conversion of outstanding convertible promissory notes;
●
1,500,000 shares of Common Stock, currently reserved for issuance as restricted stock awards under our 2013 Stock Incentive Plan;
●
91,759,826 shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued under the 2013 Plan; and
●
348,367,950 shares of Common Stock issuable to Red Beard in connection with the Settlement.

As a result, as of the Record Date, a total of 1,431,847,928 shares of our Common Stock were either issued and outstanding, reserved for issuance or obligated to be reserved for issuance, as described above. Such amount exceeded our authorized Common Stock by approximately 1,131.8 million shares. Moreover, the anti-dilution provisions applicable to outstanding warrants and certain convertible promissory notes provide that the amount of Common Stock issuable upon the conversion or exercise of such securities will increase under certain circumstances.

Our Board of Directors and stockholders owning a majority of our issued and outstanding voting stock approved the Amendment in order to increase our authorized shares of Common Stock to 7.0 billion so the Company will have sufficient authorized but unissued Common Stock to permit conversion and exercise of all of its currently outstanding securities, including the securities issued to Red Beard and its affiliate. Additionally, the increased number of shares of Common Stock will enable us to respond quickly to opportunities to raise capital in public or private offerings, to consummate strategic or other transactions, issue shares of Common Stock in connection with debt restructurings or resolutions, and otherwise act on favorable opportunities that may arise in the future requiring the issuance of our capital stock. If, however, we do not file the Amendment, we will not have sufficient shares of Common Stock to issue upon exercise or conversion of our outstanding derivative securities, as more particularly discussed above. Moreover, we will be unable to issue any shares of Common Stock, preventing us from taking advantage of any opportunities to raise additional working capital or otherwise consummate strategic or other transactions that require the issuance of our Common Stock.

We believe that the Amendment will provide for a sufficient number of shares of Common Stock to satisfy the Company’s obligations to issue Common Stock, as described herein. Other than as specified above and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, the Company has no present agreements for the use of the additional shares proposed to be authorized; provided, however, management and our Board of Directors are actively exploring opportunities to engage in one or more strategic or other transactions with a focus on developing consumer brands, although, as of the date of this Information Statement, no definitive agreement has been entered into. No additional action or authorization by the stockholders would be necessary prior to the issuance of any additional shares, including in connection with a strategic or other transaction, unless required by applicable law. We reserve the right to seek a further increase in authorized shares, from time to time in the future as appropriate.

Effect on Outstanding Common Stock

The additional shares of Common Stock authorized by the Amendment will have the same privileges and rights as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Charter and will not have such rights with respect to the additional authorized shares of Common Stock. The increase to our authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

The Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

Although the Amendment is not motivated by anti-takeover concerns and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of our capital stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Charter and the adoption of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 21, 2018 we had four classes of voting stock outstanding: (i) Common Stock;(ii) Series B Preferred; (iii) Series C Preferred; and (iv) Series D Preferred. The following tables set forth information regarding shares of Series B Preferred, Series C Preferred, Series D Preferred and Common Stock beneficially owned as of September 21, 2018 by: As of September 21, 2018 we had four classes of voting stock outstanding: (i) Common Stock;(ii) Series B Preferred; (iii) Series C Preferred; and (iv) Series D Preferred. The following tables set forth information regarding shares of Series B Preferred, Series C Preferred, Series D Preferred and Common Stock beneficially owned as of September 21, 2018 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred, Series C Preferred, Series D Preferred and Common Stock. Percent ownership is calculated based on 1,285,585 shares of Series B Preferred, 105,704 shares of Series C Preferred, 34,250 shares of Series D Preferred and 236,165,177 shares Common Stock outstanding at September 21, 2018.

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock	% Ownership of Class (2)
Scot Cohen (3)	135,000	10.50%
Total Officers and Directors	135,000	10.50%

First Bank & Trust as custodian of Ronald L. Chez IRA 820 Church Street Evanston Illinois, 60201	425,000	33.06%
Wolfson Equities LLC 1 State Street Plaza, 29th Floor New York, NY 10004	187,500	14.58%
Joe Kolling 58 Beacon Bay Newport Beach, CA 92660	155,556	12.10%
V3 Capital Partners LLC 20 East 20th Street, Apt. 6 New York, NY 10003	118,750	9.24%

*	Less than 1%.
(1)
Each of the Company’s officers and directors who do not hold shares of Series B Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 2 Park Plaza, Suite 1200, Irvine, CA 92614.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(3)
Includes 3,750 shares held directly by Mr. Cohen, 118,750 shares held by V3 Capital Partners and 12,500 shares held by the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and is an officer of the Scot Jason Cohen Foundation.

Beneficial Ownership of Series C Preferred

Name and Address (1)	Series C Convertible Preferred Stock	% Ownership of Class (2)
Red Beard Holdings, LLC 2560 East Chapman Avenue #173 Orange, CA 92869	102,871	97.32

(1)
Each of the Company’s directors and officers was excluded from this table, as none of our officers or directors hold shares of Series C Preferred. Unless otherwise indicated, the address for each stockholder is 2 Park Plaza, Suite 1200, Irvine, CA 92614.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Series D Preferred

Name and Address (1)	Series D Convertible Preferred Stock	% Ownership of Class (2)
Scot Cohen	4,000	11.68%
James Greco (3)	500	1.46%
Total Officers and Directors	4,500	13.14%

Red Beard Holdings, LLC 2560 East Chapman Avenue #173 Orange, CA 92869	10,000	29.20%
Baker Court, LLC P.O. Box 6923 Incline Village, NV 89450	3,000	8.76%
First Bank & Trust as custodian of Ronald L. Chez IRA 820 Church Street Evanston Illinois, 60201	2,000	5.84%

(1)
Each of the Company’s officers and directors who do not hold shares of Series D Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 2 Park Plaza, Suite 1200, Irvine, CA 92614.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(3)	Includes securities held by Pilgrim Holdings, LLC. Mr. Greco is the President and Chief Executive Officer of Pilgrim Holdings, LLC, and has dispositive and/or voting power over these shares.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Shares of Common Stock (2)	Shares Issuable Upon Conversion of Preferred Stock (3)	Shares Issuable upon Exercise of Vested Stock Options	Total Number of Shares Beneficially Owned	% Ownership of Class (4)(5)
James Greco (6) Director	5,333,334	2,000,000	1,575,079	8,908,413	3.72%
Kevin Sherman Director	532,999	-	10,238,012	10,771,011	4.37%
Robert Van Boerum Principal Executive Officer and Principal Financial Officer	-	-	2,780,781	2,780,781	1.16%
Ramona Cappello Chairman	-	-	543,334	543,334	0.23%
Scot Cohen (7) Director	7,699,315	18,160,000	43,334	25,902,649	10.18%
Neil LeVecke Director	-	-	543,334	543,334	0.23%
Total officers and directors	13,565,648	20,160,000	15,723,874	49,449,522	18.18%
Vincent C. Smith (8) 2560 East Chapman Avenue #173 Orange, CA 92869	89,591,623	451,484,000	-	541,075,623	78.68%
Vincent C. Smith Annuity Trust 2015-1 (9) 2560 East Chapman Avenue #173 Orange, CA 92869	44,666,667	-	-	44,666,667	18.91%
Red Beard Holdings, LLC (10) 2560 East Chapman Avenue #173 Orange, CA 92869	28,358,289	451,484,000	-	479,842,289	69.78%
First Bank & Trust as custodian of Ronald L. Chez IRA (11) 820 Church Street Evanston Illinois, 60201	3,092,382	14,800,000	-	17,892,382	7.13%
Baker Court, LLC(12) PO Box 6923 Incline Village, NV 89450	2,075,000	12,000,000	-	14,075,000	5.67%
Jack Schneider (12) 313 36th St. Newport Beach, CA 92663	1,594,519	11,332,000	-	12,926,519	5.22%

*	Less than 1%

(1)	Unless otherwise indicated, the address for each stockholder is 2 Park Plaza, Suite 1200, Irvine, CA 92614.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(3)	Includes shares of Common Stock issuable upon conversion of shares of Series B Preferred, Series C Preferred and/or Series D Preferred within 60 days of September 21, 2018.
(4)
Percentages are rounded to nearest one-hundredth of one percent. Percentages are based on 236,165,177 shares of Common Stock outstanding. Options or other derivative securities that are presently exercisable or exercisable within 60 days of September 21, 2018 are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(5)
Pursuant to the Series B Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Series B Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

Pursuant to Section 5 of the Series C Certificate of Designation, no holder of Series C Preferred may exercise the voting rights otherwise attributable to the Series C Preferred if such holder, together with any “affiliate” of such Holder (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) or any person or entity deemed to be part of a “group” with such holder (as such term is used in Section 13(d) of the Securities Exchange Act) would control in excess of 50% of the total voting power of the outstanding shares of capital stock of the Company at the time of such vote (the “Voting Limitation”); provided, however, that any holder of shares of Series C Preferred may waive the Voting Limitation upon 60 days written notice to the Company.

Pursuant to Section 7 of the Series D Certificate of Designation, shares of Series D Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 4.99% of the Company’s outstanding Common Stock after such conversion (the “Conversion Limitation”); provided, however, that any holder of shares of Series D Preferred may waive the Conversion Limitation upon 61 days written notice to the Company. The Series D Certificate of Designation also entitles each share of Series D Preferred to vote, on an as converted basis, along with the Common Stock.

Ownership percentages in this table were calculated in accordance with Section 13(d) of the Exchange Act, and do not reflect any adjustments due to the Voting Limitation.

(6)	Includes securities held by Pilgrim Holdings, LLC. Mr. Greco is the President and Chief Executive Officer of Pilgrim Holdings, LLC, and has dispositive and/or voting power over these shares.
(7)
Includes securities held by V3 Capital Partners and the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation, and has dispositive and/or voting power over these shares.

(8)
Based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on April 25, 2016. Mr. Smith is the trustee for the Vincent C. Smith Annuity Trust 2015-1 (the “Smith Trust”) and manager of Red Beard Holdings, LLC (“Red Beard”). As such, Mr. Smith has dispositive power, and, subject to certain limitations in the Series C Certificate of Designation, voting power over, and may be deemed to be the beneficial owner of the securities held by each of these entities.

(9)
Based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on April 25, 2016. Mr. Vincent C. Smith is the trustee of the Smith Trust, and has dispositive and/or voting power over the shares.

(10)
Based on ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on April 25, 2016. Mr. Vincent C. Smith is a manager of Red Beard Holdings, LLC, and has dispositive power, and, subject to certain limitations in the Series C Certificate of Designation (as described in Note 5 above), voting power over the shares.

(11)
Based on ownership information from Amendment No. 2 to Schedule 13D filed by Individual Retirement Accounts for the benefit of Ronald L. Chez, Ronald L. Chez Individually and the Chez Family Foundation on December 8, 2014.

(12)	Based on Company records.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TRUE DRINKS HOLDINGS, INC.

         True Drinks Holdings, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article III, Section 1 of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“Authorized Shares of Common Stock. The aggregate number of shares of stock which the corporation shall have authority to issue is 7,000,000,000 shares of $0.001 par value Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statutes. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this __th day of _________, 2018.

By:
__________________________________
Name:	Robert Van Boerum
Title:	Principal Executive Officer

A-1